Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-14 of Northern Lights Fund Trust II, of our report dated July 28, 2023, relating to our audits of the financial statements and financial highlights, which appear in Longboard Fund (formerly, Longboard Alternative Growth Fund) and Longboard Managed Futures Strategy Fund’s May 31, 2023 Annual Report to Shareholders, which are also incorporated by reference into the Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” “Independent Registered Public Accounting Firm”, “Other Service Providers” and “Exhibit B: Financial Highlights” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

December 18, 2023